EXHIBIT 1.1


                           JOINT FILING AGREEMENT

           This JOINT FILING AGREEMENT, dated as of November 22, 1999, is made by and between Telxon Corporation, a Delaware corporation ("Telxon"), and The Retail Technology Group, Inc., a Delaware corporation and wholly owned subsidiary of Telxon ("Retail Group"). Telxon and Retail Group collectively referred to herein as the "Parties" and each individually as a "Party." Pursuant to Rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the Parties hereby acknowledge and agree that the foregoing Statement on Schedule 13D is filed on behalf of each such Party and that all subsequent amendments to the Statement on
 Schedule 13D shall be filed on behalf of each of the Parties without the necessity of filing additional joint acquisition statements. The Parties hereby acknowledge that each Party shall be responsible for timely filing of such amendments, and for the completeness and accuracy of the information concerning such Party contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other Party, except to the extent that such Party knows or has reason to believe that such information is inaccurate.

           IN WITNESS WHEREOF, the Parties hereto have executed this Joint Filing Agreement as of the day and year first above written.


                               TELXON CORPORATION


                               By:   /s/ John W. Paxton, Sr.
                                   ----------------------------------
                                   Chairman of the Board and Chief
                                   Chief Executive Officer


                               THE RETAIL TECHNOLOGY GROUP, INC.


                               By:   /s/ Woody M. McGee
                                  -----------------------------------
                                  Vice President and Chief Financial
                                  Officer